Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (333-228740) filed by Berry Petroleum Corporation, now named Berry Corporation (bry), of our report dated March 4, 2022, with respect to the consolidated financial statements of Berry Corporation (bry) included in the Form 10-K filed by Berry Corporation (bry) on March 4, 2022, incorporated therein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas
June 9, 2022